Exhibit 15.2

American Appraisal China Limited 1506 Dah Sing Financial Centre 108 Gloucester Road / Wanchai / Hong Kong Leading / Thinking / Performing
May 5, 2011
The Directors,
China Finance Online Limited
9th Floor, International Enterprise Plaza
No. 35 Finance Street
Beijing 100145, PRC
Subject: WRITTEN CONSENT OF AMERICAN APPRAISAL CHINA LIMITED
We hereby consent to the references to our name and our financial appraisal reports, dated February 14, 2011 and addressed to the board of directors of China Finance Online Co. Ltd (the “Company”), and to references to our valuation methodologies, assumptions and conclusions associated with such reports, in the annual reports on Form 20-F of China Finance Online Co. Ltd. and any amendments thereto (the “Registration Statements”) filed or to be filed with the U.S. Securities and Exchange Commission. We further consent to the filing of this letter as an exhibit to the annual report on Form 20-F for the year ended December 31, 2010.
In reaching our valuation conclusions, we relied on the accuracy and completeness of the financial statements and other data provided by China Finance Online Co. Ltd and its representatives. We did not audit or independently verify such financial statements or other data and take no responsibility for the accuracy of such information. The Company determined the fair values and our valuation reports were used to assist in reaching its determinations.
In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations adopted by the Securities and Exchange Commission thereunder (the “Act”), nor do we admit that we are experts with respect to any part of such Registration Statements within the meaning of the term “experts” as used in the Act.
Yours faithfully,
AMERICAN APPRAISAL CHINA LIMITED
Valuation / Transaction Consulting / Real Estate Advisory / Fixed Asset Management